EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT

The subsidiaries of Idaho Consolidated Metals Corp. appear below:

Idaho Consolidated Metals International, Ltd., incorporated under the laws of the British Virgin Islands on July 17, 1996. Its registered and records office is located at Craigmuir Chambers, P.O. Box 71 Road Town, Tortola, British Virgin Islands.